Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SemGroup Corporation

Tulsa, Oklahoma

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-170968, effective December 3, 2010 and No. 333-189905, effective July 11, 2013) and Form S-3 (No. 333-185649, effective December 21, 2012) of our report dated March 1, 2013, except for Note 25 which is as of December 20, 2013, relating to the consolidated financial statements, and our report dated March 1, 2013, relating to the effectiveness of internal control over financial reporting of SemGroup Corporation, which are incorporated by reference in this current report on Form 8-K of SemGroup Corporation dated December 20, 2013.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

December 20, 2013